Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of DryShips Inc. for the registration of an indeterminate amount and number of its common shares, preferred shares, debt securities, warrants, purchase contracts and/or units and to the incorporation by reference therein of our report dated April 27, 2007, with respect to the consolidated financial statements of DryShips Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
October 5, 2007